                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 000-29592

                         GENESIS MICROCHIP INCORPORATED
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             (Exact name of registrant as specified in its charter)

       165 Commerce Valley Drive West, Thornhill, Ontario, Canada L3T 7V8
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
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            (Titles of each class of securities covered by this Form)

                                       N/A
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Genesis Microchip Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     GENESIS MICROCHIP INCORPORATED


DATE: February 19, 2002              By: /s/ Eric Erdman
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                                         Eric Erdman
                                         Chief Financial Officer